Exhibit 99.1
     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THE SECOND QUARTER OF 2008
NASHVILLE, Tenn. (August 7, 2008) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 12-week period ended July 13, 2008. The Company also revised its outlook for the current fiscal year.
Financial and Operating Highlights
•	Revenue for the second quarter of fiscal 2008 decreased 3.3 percent to $221.1 million from $228.8 million in the second quarter of fiscal 2007. Same-store sales for the second quarter of 2008 declined 1.4 percent at O’Charley’s company-operated restaurants, 3.1 percent at Ninety Nine Restaurants, and 6.4 percent at Stoney River Legendary Steaks.

•	Restaurant-level margins, which the Company defines as restaurant sales less cost of food and beverage, payroll and benefits costs, and restaurant operating costs declined to 15.0 percent of restaurant sales from 17.5 percent in the prior year quarter. A number of factors contributed to this decline, including the impact of reduced guest counts on hourly labor productivity; higher employee benefits, workers compensation and management labor expenses; increases in utility costs; and the deleveraging impact of reduced sales on rent and other fixed costs.

•	Results for the quarter include impairment charges for two O’Charley’s restaurants and one Ninety Nine restaurant, all of which will remain open. These asset impairments, which were not included in the Company’s previously-issued guidance, reduced second quarter income from operations by $1.9 million, or 0.9 percent of revenue, and reduced net earnings by $0.06 per diluted share (calculated at estimated marginal tax rate).

•	Expenses relating to the Company’s re-branding initiatives reduced income from operations in the second quarter by $2.5 million, or 1.1 percent of revenue, and reduced net earnings by $0.07 per diluted share (calculated at estimated marginal tax rate). Such expenses include depreciation of the new investments, accelerated depreciation of assets removed from service, preopening

CHUX Reports Second Quarter Results for 2008

August 7, 2008
and advertising costs. In the second quarter of 2007, expenses for these initiatives reduced income from operations by $1.3 million, and reduced net earnings by $0.03 per diluted share.

•	Including the impairment charges and the expenses relating to the re-branding initiatives, income from operations in the quarter was $0.4 million, or 0.2 percent of revenues, and the loss before income taxes was $2.3 million. In comparison, income from operations in the prior year quarter was $0.4 million, and the loss before income taxes was $2.3 million. Results for the second quarter of 2007 included charges of $7.6 million relating to the sale of the commissary and other supply chain changes.

•	Year-to-date earnings before income taxes were $2.5 million. The value of tax credits on a year-to-date basis offsets the tax liability at the statutory rate, resulting in a year-to-date income tax benefit of $0.1 million. In order to adjust the year-to-date tax provision, the Company reversed substantially all of the tax benefit that was recognized in the first quarter of 2008, resulting in a tax expense in the second quarter of $5.6 million. This treatment is in accordance with FASB Interpretation Number 18, “Accounting for Income Taxes in Interim Periods.” The Company reported an after-tax loss of $7.8 million, or $0.38 per diluted share, compared with a net loss in the prior year quarter of $1.1 million, or $0.05 per diluted share.

•	During the second quarter of 2008, the Company repurchased 0.7 million shares of its common stock under its previously announced share repurchase authorization, bringing the Company’s year-to-date stock repurchases to 2.2 million shares.

•	Given current conditions in the general economy and casual dining industry, the Company announced that it would defer the restaurant re-brandings scheduled for the remainder of 2008.
          “These continue to be challenging times for most casual dining companies, including O’Charley’s Inc.,” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “Higher energy and food prices, lower home values, and generally negative economic news have made consumers more cautious about their spending, which we believe contributed significantly to our same-store sales performance. While these factors are beyond our control, I am disappointed by our performance in the quarter, particularly our restaurant-level margins. Our number one focus remains driving profitable sales in this tough environment. At the same time we are taking additional actions to improve our product and labor costs, and we will be making further reductions in our general and administrative expenses.”
          “We believe that the challenges affecting the restaurant business will continue at least through the remainder of 2008. In this uncertain environment, we have decided to defer our re-branding initiatives for the balance of the year. While we continue to be pleased with the performance of the restaurants that we re-branded during the past two years, and continue to believe that these initiatives are vital to the long term success of both concepts, our focus for the balance of the year must be on driving sales at all restaurants, and improving the Company’s profitability.”
O’Charley’s Restaurants
          Restaurant sales for company-operated O’Charley’s restaurants decreased 2.3 percent to $138.9 million for the second quarter, reflecting the decline in same-store sales, the addition of two new company-operated restaurants and the closing of two company-operated restaurants since the second

CHUX Reports Second Quarter Results for 2008

August 7, 2008
quarter of 2007. The same-store sales decrease of 1.4 percent was comprised of a 3.2 percent increase in average check offset by a 4.5 percent decrease in guest counts. Average check for company-operated restaurants in the second quarter was $12.91. One company-operated O’Charley’s restaurant opened during the second quarter, bringing the total number of company-operated restaurants to 229 at the end of the quarter.
          “While we will never be satisfied with negative same-store sales, we take some satisfaction that the same-store sales performance of the O’Charley’s concept in the second quarter was better than in any quarter since the third quarter of 2006,” Burns said. “A number of factors contributed to this same-store sales performance. As of the end of the second quarter, we have completed 62 ‘Project RevO’lution’ re-brandings, including the Nashville, Indianapolis and Atlanta markets. In the aggregate, sales at these re-branded restaurants continue to outperform the rest of the concept, while the 44 restaurants re-branded during the past four quarters had positive same-store sales in the second quarter. Our new ‘Twisted Chips’ appetizer was one of our most successful new product introductions ever. Thanks to exciting new beverage products, alcoholic beverage sales at O’Charley’s increased both in absolute dollars and as a percentage of total sales. Year-over-year sales comparisons also benefited from the fact that the phase out of Kids Eat Free at most O’Charley’s restaurants occurred more than one year ago. We began the gradual phase out of Kids Eat Free during the second quarter of 2006, and by the end of the second quarter of 2007 we had reduced its availability by approximately 80 percent. O’Charley’s same-store sales continue to be negatively impacted by a smoking ban in Tennessee, where we have our largest concentration of restaurants. We estimate that this smoking ban, which was implemented on October 1, 2007 and does not apply uniformly to all eating and drinking establishments, reduced O’Charley’s same-store sales by 0.7 percent in the second quarter.”
          “We understand the need to drive sales, and plan to sharpen our value message as we continue our focus on the great food and beverage offerings at O’Charley’s, which we believe are the best in our segment. During the second quarter, we offered two limited time promotions, including our ‘Better Together’ platters and our ‘Summer Time’ celebration. Both featured flavorful new menu items and were supported with television and print advertising focusing on the quality of the food and the great values offered. We continue to offer our early week dinner special featuring two meals and two beverages for $20, and our ‘Make Every Meal Count’ loyalty program. Within the next two weeks, we plan to introduce a new menu with a new design, and to launch our ‘O’Charley’s All Stars’ limited time offer. This promotion will include some of our famous and soon to be famous entrees, and will include our first ever instant win scratch-off game.”
Ninety Nine Restaurants
          Restaurant sales for Ninety Nine decreased 1.7 percent to $71.8 million in the second quarter, reflecting the decline in same store sales, the addition of four new restaurants and the closing of one restaurant since the second quarter of 2007. The same-store sales decrease of 3.1 percent was comprised of a 2.9 percent increase in average check offset by a 5.8 percent decrease in guest counts. Average check in the second quarter was $14.95. Two Ninety Nine restaurants opened in the second quarter, bringing the total number to 116 at the end of the quarter.
          “The consumer and competitive environment in New England continued to be challenging during the second quarter of 2008,” Burns said. “As of the end of the second quarter, we have completed 62 Project Dressed to the Nines re-brandings, including our core markets in Eastern Massachusetts and Southern New Hampshire. In the aggregate, sales at these re-branded restaurants continue to outperform

CHUX Reports Second Quarter Results for 2008

August 7, 2008
the rest of the concept, while the 37 restaurants re-branded during the past four quarters had positive same store-sales in the second quarter.”
          “Our ‘Amazingly Adventurous Flavors’ promotion ended on August 3. This promotion featured new menu items such as cedar plank scallops, ‘Fiesta Grilled Chicken,’ ‘Seared Ahi Tuna Chopstick Salad,’ and the return of our popular lobster roll and ‘Imperial Casserole.’ During the third quarter, we will offer our ‘Creatively Comforting Flavors’ promotion, which will feature comfort food with a creative twist. Menu items will include ‘Chianti Braised Beef,’ ‘Fire Grilled Ribeye,’ chicken marsala, and an ‘Ultimate Steakburger’ with a wild mushroom sauce. This promotion will be supported by radio and on-line advertising. We also plan to offer a number of sports-themed promotions for the baseball and football fans in the Boston and Philadelphia markets.”
Stoney River Legendary Steaks Restaurants
          Restaurant sales for Stoney River Legendary Steaks decreased 6.6 percent to $8.3 million in the second quarter. The same-store sales decrease of 6.4 percent was comprised of an 8.4 percent increase in average check offset by a 13.7 percent decrease in guest counts. Average check for Stoney River in the second quarter was $46.25. At the end of the second quarter, all of the 10 Stoney River restaurants were included in the same store sales base.
          “Upscale and polished casual restaurants have not been immune to the effects of the slowing economy, as reflected in the second quarter sales of Stoney River,” Burns said. “In order to continue strengthening the Stoney River brand we have launched a newly enhanced web site that allows our guests to experience the Stoney River lifestyle on-line. We expect the web site to attract additional members to our loyalty program, ‘The Red Canoe Society.’ We continue to offer our ‘Summer Sunday Fare’ menu, which offers the Stoney River experience at a reduced price point. This fall we will offer new seasonal menu items, including shrimp and corn chowder, a classic New York Strip Diane and a spicy beef stroganoff. Recently, we were pleased that Nashville’s ‘Toast of Music City’ poll named Stoney River the best place for steak.”
Outlook for 2008 Fiscal Year
          Given its year-to-date financial results, current economic conditions, and the decision to defer the re-branding initiatives, the Company revised its previously-issued guidance and stated that it now expects to report net earnings per diluted share of between $0.08 and $0.16 for the fiscal year ending December 28, 2008. Projected results for the full year include a full-year tax benefit between $2.5 million and $3.5 million, or between $0.12 and $0.17 per diluted share, and expenses of approximately $0.26 per diluted share (calculated at estimated marginal rate) related to the re-brandings completed by the end of the second quarter. The Company expects same store sales declines in all three concepts for the balance of the year. In 2008, the Company expects to open four new O’Charley’s company-operated restaurants, two new Ninety Nine restaurants, and one new Stoney River restaurant, and to spend between $50 million and $55 million for capital investments. The Company’s guidance for the 2008 fiscal year does not reflect any impact for additional share repurchases, or organizational changes that the Company may make in the second half of the year.
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2008 second quarter earnings release on August 7, 2008, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (800) 762-8779, and

CHUX Reports Second Quarter Results for 2008

August 7, 2008
the confirmation passcode is 3904825. A replay of the conference call will be available through August 21, 2008, by dialing (800) 406-7325 and entering passcode 3904825.
          The live broadcast of O’Charley’s conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1907661
          If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, and be available through August 21, 2008.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 368 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 242 restaurants in 20 states in the Southeast and Midwest, including 230 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods, are subject to the finalization of the Company’s second quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the adverse effect on our sales of decreases in consumer spending; the Company’s ability to successfully implement and realize projected returns on investment from its re-branding efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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CHUX Reports Second Quarter Results for 2008

August 7, 2008
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
12 Weeks Ended July 13, 2008 and July 15, 2007
All percentages shown as a percentage of total revenue unless indicated otherwise

	2008		2007
	(in thousands, except per share data)
Revenues:
Restaurant sales	$220,955	99.9%	$226,377	99.0%
Commissary sales	0	0.0%	2,249	1.0%
Franchise and other revenue	188	0.1%	129	0.1%

	221,143	100.0%	228,755	100.0%

Costs and Expenses:
Cost of food and beverage	64,817	29.3%	66,362	29.3%
Payroll and benefits	78,651	35.6%	77,330	34.2%
Restaurant operating costs	44,258	20.0%	43,120	19.0%

Cost of restaurant sales(1)	187,726	85.0%	186,812	82.5%

Cost of commissary sales	0	0.0%	2,115	0.9%
Advertising and marketing expenses	7,751	3.5%	8,062	3.5%
General and administrative expenses	10,346	4.7%	11,263	4.9%
Depreciation and amortization	11,605	5.2%	11,664	5.1%
Impairment, disposal and restructuring charges	1,728	0.8%	7,873	3.4%
Pre-opening costs	1,593	0.7%	597	0.3%

	220,749	99.8%	228,386	99.8%

Income from Operations	394	0.2%	369	0.2%

Other Expense (Income):
Interest expense, net	2,660	1.2%	2,681	1.3%
Other, net	(1)	0.0%	(6)	0.0%

	2,659	1.2%	2,675	1.3%

Loss before Income Taxes	(2,265)	-1.0%	(2,306)	-1.0%

Income Tax Expense (Benefit)	5,569	2.5%	(1,161)	-0.5%

Net Loss	$(7,834)	-3.5%	$(1,145)	-0.6%

Basic Loss per Share:
Net Loss	$(0.38)		$(0.05)

Weighted Average Common Shares Outstanding	20,768		24,002

Diluted Loss per Share:
Net Loss	$(0.38)		$(0.05)

Weighted Average Common Shares Outstanding	20,768		24,002

(1)	Percentages calculated as a percentage of restaurant sales

CHUX Reports Second Quarter Results for 2008

August 7, 2008

O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
28 Weeks Ended July 13, 2008 and July 15, 2007
All percentages shown as a percentage of total revenue unless indicated otherwise

	2008		2007
	(in thousands, except per share data)
Revenues:
Restaurant sales	$518,131	99.9%	$535,493	98.9%
Commissary sales	0	0.0%	5,978	1.2%
Franchise revenue	507	0.1%	173	0.0%

	518,638	100.0%	541,644	100.0%

Costs and Expenses:
Cost of food and beverage	152,499	29.4%	156,282	29.2%
Payroll and benefits	180,269	34.8%	182,180	34.0%
Restaurant operating costs	102,744	19.8%	99,978	18.7%

Cost of restaurant sales(1)	435,512	84.1%	438,440	81.9%

Cost of commissary sales	0	0.0%	5,506	1.0%
Advertising expenses	19,086	3.7%	18,113	3.3%
General and administrative expenses	23,937	4.6%	27,180	5.0%
Depreciation and amortization	27,188	5.2%	26,922	5.0%
Impairment, disposal and restructuring charges	1,531	0.3%	8,786	1.6%
Pre-opening costs	2,412	0.5%	1,712	0.3%

	509,666	98.3%	526,659	97.2%

Income from Operations	8,972	1.7%	14,985	2.8%

Other Expense (Income):
Interest expense, net	6,503	1.3%	6,577	1.2%
Other, net	(1)	0.0%	(11)	0.0%

	6,502	1.3%	6,566	1.2%

Earnings before Income Taxes	2,470	0.5%	8,419	1.6%

Income Tax (Benefit)/Expense	(73)	0.0%	1,557	0.3%

Net Earnings	$2,543	0.5%	$6,862	1.3%

Basic Earnings per Share:
Net Earnings	$0.12		$0.29

Weighted Average Common Shares Outstanding	21,287		23,867

Diluted Earnings per Share:
Net Earnings	$0.12		$0.28

Weighted Average Common Shares Outstanding	21,395		24,239

(1)	Percentages calculated as a percentage of restaurant sales

CHUX Reports Second Quarter Results for 2008

August 7, 2008

O’Charley’s Inc.
Condensed Consolidated Balance Sheets (unaudited)
At July 13, 2008 and December 30, 2007

	2008	2007
	(in thousands)
Cash	$5,540	$9,982
Other current assets	58,258	55,860
Property and equipment, net	440,415	435,752
Goodwill and other intangible assets	119,602	119,407
Other assets	28,628	27,982

Total assets	$652,443	$648,983

Current portion of long-term debt and capital leases	$9,425	$8,597
Other current liabilities	87,628	78,390
Long-term debt, net of current portion	148,213	127,654
Capitalized lease obligations	4,663	8,984
Other liabilities	59,188	59,832
Shareholders’ equity	343,326	365,526

Total liabilities and shareholders’ equity	$652,443	$648,983

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